SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               SGI INTERNATIONAL
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                                     [LOGO]

                               SGI INTERNATIONAL
                        1200 Prospect Street, Suite 325
                           La Jolla, California 92037

                                 August 1, 2000


Dear SGI Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend a Special Meeting of Shareholders on September 18, 2000. The meeting will begin promptly at 9:30 a.m. local time on the 2nd Floor balcony of the La
Jolla Financial Building, located at 1200 Prospect Street, La Jolla, California.

At this meeting you will be asked to vote on an amendment to our Articles of Incorporation to increase the number of authorized shares of SGI International from 75,000,000 to 125,000,000. On July 14, 2000, approximately 66.6 million shares of common stock were issued and outstanding and approximately 6.0 million shares were reserved for convertible debt conversions, preferred stock conversions and for warrant and option exercises. Thus, the Company requires an increase in the authorized common shares which will be used, for a period of time, to continue to fund operations. The Board has recommended that only that number of additional shares of Common Stock be Authorized that it believes may be needed to finance current cash needs and provide flexibility in future funding and capitalization.

The Company needs shareholder approval in order to increase the number of authorized common shares. Therefore, your vote is extremely important. Your Board of Directors recommends this increase in the best interest of the Corporation and its current shareholders and urges you to vote "FOR" this amendment. The Board believes, if this amendment is not approved that it would adversely impact the Company's ability to sustain operations and continue in business.

The Company intends to use the additional shares, as needed, to implement its strategic plan, which envisions generating revenues from manufacturing process derived fuel and coal liquid products from the ENCOAL demonstration plant and future commercial plants. As an interim measure the Company is attempting to obtain through the issuance of either long-term debt or a long-term convertible instrument (convertible into a fixed number of shares) enough cash to pay off its short-term debt obligations and provide cash available for its working capital requirements, until cash can be generated from other sources, which may include manufacturing operations, licensing fees, royalties, proceeds from the sale of an interest in the technology partnership with Mitsubishi, and service fees from its participation in the first commercial plant or other sources which have not yet been identified. Some of the additional shares may also be required from time to time to generate working capital. However, the Company intends to use such additional shares for the latter purpose only if other measures are unavailable and as a last resort.

The official Notice of the Special Meeting, Proxy Statement and Proxy
Card are included with this letter. The approval of the amendment to the Articles of Incorporation requires the affirmative vote of the majority of the shares represented and entitled to vote at the Special Meeting. The vote of every shareholder is important; whether or not you plan to attend the meeting, please take the time to vote. As explained in the proxy statement, you may withdraw your proxy at any time before it is actually voted at the meeting. Your cooperation in promptly signing, dating and mailing your Proxy Card, will be greatly appreciated. Please note that mailing your completed proxy will not prevent you from voting in person at the meeting, if you wish to do so.

If you plan to attend the meeting in person, please remember to bring a form of personal identification with you. Directions are as follows: from Interstate 5 North or 52 West, use the Ardath Road Exit, follow Ardath Road to Torrey Pines, turn right on Prospect. From Interstate 5 South, exit at La Jolla Village Drive and turn right (west), turn left onto Torrey Pines Road, turn right on Prospect. Parking is available under the building, and on surrounding streets.

Should you have any questions pertaining to the Special Meeting or require special assistance at the meeting please contact Investor Relations at
(858) 551-1090. We look forward to meeting you personally, should you be able to attend.

                                         Sincerely,

                                        /s/ MICHAEL L. ROSE
                                        MICHAEL L. ROSE
                                        Chairman of the Board

                                     [LOGO]

                               SGI INTERNATIONAL
                        1200 Prospect Street, Suite 325
                           La Jolla, California 92037



                   Notice of Special Meeting of Shareholders

                         To be Held September 18, 2000

                             YOUR VOTE IS IMPORTANT

NOTICE is hereby given that a Special Meeting of the Shareholders of SGI International, a Utah Corporation (the "Company"), will be held on September 18, 2000, at 9:30 a.m. local time on the 2nd Floor balcony of the La Jolla Financial Building, located at 1200 Prospect Street, La Jolla, California, to consider and vote to:

* AMEND THE ARTICLES OF INCORPORATION. To vote upon the Company's proposed amendment to the Articles of Incorporation to authorize an additional 50,000,000 shares of Common Stock

Only Shareholders of record at the close of business on July 14, 2000, will be entitled to receive notice of, and to vote at, the meeting or any adjournments thereof. The Board asks you to vote in favor of the proposed amendment to the Articles of Incorporation.

                                        By Order of the Board of Directors,

                                        /s/ MICHAEL L. ROSE
                                        MICHAEL L. ROSE
                                        Chairman of the Board


La Jolla, California
August 1, 2000



Whether or not you intend to be present at the Special Meeting, please promptly mark, sign, date and return the accompanying proxy. A return addressed envelope is enclosed for your convenience.

                               SGI INTERNATIONAL
                        1200 Prospect Street, Suite 325
                           La Jolla, California 92037

This Proxy Statement and the letter to Shareholders contain forward looking statements, including estimates and expectations relative to achieving the Company's business objectives and the amount of capital stock needed for funding corporate operations. The expectations reflected in such forward-looking statements are necessarily based upon various assumptions and involve judgments with respect to future business decisions, accomplishing objectives, and other uncertainties, that are difficult to predict and are not within the control of the Company. Accordingly, while the Company believes that these assumptions are reasonable there can be no assurance that the assumptions will approximate actual experience or that the expectations or estimates will be realized. All forward-looking statements contained in this Proxy Statement or the letter to Shareholders or the Notice that are attributable to the Company or to its Board are expressly qualified in their entirety by the foregoing cautionary statements.

                                Proxy Statement

                            Solicitation of Proxies

PROXY STATEMENT AND SPECIAL MEETING
The enclosed proxy is solicited by the Board of Directors on behalf of SGI International, a Utah corporation ("SGI" or the "Company"), for use at the Special Meeting of the Company's Shareholders to be held on the 2nd Floor balcony of the La Jolla Financial Building, located at 1200 Prospect Street, La Jolla, California. on September 18, 2000, at 9:30 a.m. local time, or any adjournments thereof.

Only Shareholders of record at the close of business on July 14, 2000 (the "Record Date"), will be entitled to receive notice of, and to vote at, the meeting. On July 14, 2000, there were issued and outstanding 66,573,809 shares of Common Stock. The holders of shares of Common Stock issued and outstanding on the Record Date are entitled to cast one vote per share on all matters voted on at the Special Meeting. Whether or not you expect to attend the meeting in person, please return your executed proxy in the enclosed envelope and the shares represented thereby will be voted in accordance with your wishes. There are no rights, which will accrue to Shareholders dissenting in any matter known to the Company to be raised at the meeting.

VOTING BY PROXY
The Proxy Statement and the enclosed form of proxy are being mailed to Shareholders on or about August 16, 2000. If, after sending in your proxy, you decide to vote in person or desire to change the voting instructions on your proxy or revoke your proxy, you may do so by notifying the Secretary of the Company in writing of such revocation at any time prior to the voting of the proxy, by submitting a later-dated proxy or by attending the meeting and voting in person.

IF YOUR SHARES ARE HELD IN "STREET NAME" THROUGH A BROKER, BANK OR OTHER HOLDER OF RECORD, YOU WILL RECEIVE INSTRUCTIONS FROM THE REGISTERED HOLDER THAT YOU MUST FOLLOW IN ORDER FOR YOUR SHARES TO BE VOTED FOR YOU BY SUCH RECORD HOLDER.

HOW TO REVOKE YOUR PROXY
You may revoke your proxy at any time before its exercise at the Special Meeting by: (a) giving written notice of revocation to the Secretary of the Company, (b) executing and delivering a later-dated proxy, or (c) voting in person at the Special Meeting. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: SGI International 1200 Prospect Suite 325, La Jolla California 92037, Attention:
John R. Taylor, Secretary.

QUORUM AND VOTES REQUIRED FOR APPROVAL
The required quorum for the transaction of business at the Special Meeting is a majority of the shares of common stock issued and outstanding on the Record Date. Abstentions will be treated as shares that are present and entitled to a vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted for a vote of the Shareholders. If a broker indicates on the proxy that the broker does not have

                               SGI INTERNATIONAL
discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for general quorum purposes, but will not be considered as present and entitled to vote with respect to that matter. The affirmative vote of the majority of the shares represented and entitled to vote at the Special Meeting is necessary to amend the Articles of Incorporation.

MATTERS RAISED AT THE SPECIAL MEETING
Under the Company's Bylaws, no business other than that specified in the notice of Special Meeting shall be transacted at any such Special Meeting. Therefore, only those matters presented in this Proxy Statement under "Actions to be Taken Under Proxy" may be acted upon at the Special Meeting.

PROXY SOLICITATION
The Company will pay all costs of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to Shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, telefax or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. The Board of Directors encourages you to vote promptly. Voting promptly may save the Company the expense of a second mailing.

                         Action to be Taken Under Proxy

Shares will be voted as instructed in the accompanying proxy on each matter submitted to the vote of Shareholders. If any duly executed proxy is returned without voting instructions, the persons named as proxies thereon intend to vote all shares represented by such proxy as follows:

[] FOR the proposed amendment to the Articles of Incorporation to authorize an additional 50,000,000 shares of Common Stock

PROPOSAL - AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF
                            AUTHORIZED COMMON SHARES

General

The present capital structure of the Company provides for 75,000,000 shares of common stock, no par value, and 20,000,000 shares of preferred stock. The Company's Board of Directors believes the current capital structure is inadequate for the present and future needs of the Company. Therefore, the Board of Directors has unanimously approved an Amendment of the Company's Articles of Incorporation to amend Article IV thereof to increase the number of shares of authorized common stock from 75,000,000 to 125,000,000. The text of the form of the Amendment to the Articles of Incorporation, as the same would read if such proposal is adopted at the Special Meeting, is set forth in Appendix A. The Board of Directors urges you to vote for the adoption of the Amendment. In the event that the Amendment is approved, the Company will thereafter amend the Certificate of Incorporation.

On July 14, 2000, 66,573,809 shares of common stock and 60,518 shares of preferred stock were outstanding, and approximately 6.0 million shares of common stock were reserved for warrant exercises, option exercises, convertible debt conversions and preferred stock conversions.

The Amendment, if approved, may in the future if additional shares are issued affect any given shareholder's proportionate equity interest in the Company, but will not affect the relative rights, preferences, privileges or priorities of any stockholder.


                               SGI INTERNATIONAL

Purpose and Effect of Authorizing Additional Common Stock

The Board of Directors believes it is necessary to have additional common stock available for general corporate purposes. Such purposes include financing, acquisitions, technology licensing programs, stock dividends or distributions, replacement of approximately 3.8 million shares previously escrowed, for the benefit of the Company, for cancellation by certain officers and one former director on the condition they be replaced if additional shares are subsequently authorized, and for existing and future designation of other convertible securities, options or warrants. Authorization of an additional 50,000,000 shares of common stock will give the Board of Directors the express authority, without further action of the Shareholders, to issue such shares of common stock from time to time as the Board of Directors deems necessary, unless such action were specifically required by applicable law or rules of any stock exchange on which the Company's securities may then be listed.

In reaching its decision to submit the proposal to Amend its Articles to the Shareholders, the Board of Directors balanced the dilution, which could result if all of the additional Common Stock were issued with the positive contribution, which will be provided from the additional capital, which the Company anticipates becoming available for use from any future issuance of the additional equity. The Board concluded that the Amendment increasing the authorized number of shares of Common Stock is important to the Company since it may allow the Company to finance ongoing activities, which are critical to its ability to continue operations, including but not limited to possible plans to sell the ENCOAL plant, and begin development of commercial LFC plants, which the Board anticipates may provide the basis for revenues and additional funding. The Board of Directors believe that the Amendment to the Articles of Incorporation may also enhance the Company's flexibility in its future financing and capitalization needs.

However, there can be no assurance that the Amendment increasing the number of authorized share of Common Stock will increase the Company' ability to finance ongoing activities or that it will not adversely impact the market price of the Common Stock or that the Amendment may not have other unforeseen effects.

The respective voting rights and other rights that accompany the Common
Stock and any designated series of the Preferred Stock will not be altered by the increase in Capital Stock and the no par value of the Common Stock will remain the same. After giving effect to the Amendment the authorized but unissued shares available to the Company would be approximately 58.4 million.

The proposed increase in the authorized number of shares of common stock could have a number of effects on the Company's Shareholders depending upon the exact nature and circumstances of any subsequent issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. This could limit the opportunity for the Company's Shareholders to realize a higher price for their shares if such a takeover were prevented. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company.

There are no current discussions or plans to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer or solicitation. This proposal is being made in order to obtain sufficient additional authorized common shares to implement the Company's business plans. Further, the Amendment is not part of any plan by management to recommend a series of similar amendments

                               SGI INTERNATIONAL
to the Board of Directors and the stockholders. Finally, the Board does not currently contemplate recommending the adoption of any other amendments to the Articles of Incorporation, which could be construed to affect the ability of third parties to take over or change control of the Company.

The holders of shares of SGI's currently outstanding common stock do not have preemptive rights to subscribe for any of SGI's securities, and additional authorized shares will not have preemptive rights. This means that current Shareholders do not have prior right to purchase any new issue of Common Stock of the Company in order to maintain their proportionate ownership interest. In addition, the issuance of additional shares by the Company could have an effect on the voting power and potential realizable value of a shareholder's investment. In the absence of a proportionate increase in the Company's future earnings, if any, and book value, an increase in the aggregate number of outstanding shares of the Company caused by the issuance of the additional shares would dilute the earnings per share and book value per share of all outstanding shares of the Company's stock. If such factors were reflected in the price per share of common stock the potential realizable value of a shareholder's investment could be adversely affected.

Interests of Certain Persons in Increasing the Number of
Authorized Shares of Common Stock

Certain officers and one former director (collectively, the officers) have escrowed for cancellation, for the benefit of the Company, approximately 3.8 million shares underlying existing warrants and options. Pursuant to the agreements between the parties, these officers are precluded from exercising these warrants and options until such time as additional Common Stock is made available, either as a result of an increase in the authorized number of common shares or through a reduction in the number of shares currently reserved. In the event that additional common shares are not made available then the parties have agreed to cancel all or part of the effected warrants and options. Other than this arrangement, the Company is not currently aware of any other arrangements which, as a result of the Amendment would benefit an officer, director or associate of such persons.

Recommendation of the Board of Directors

The Company is seeking the affirmative vote of the holders of a majority of the shares voting at the Special Meeting either in person or by proxy for approval of the Amendment to the Company's Articles of Incorporation authorizing 50,000,000 additional shares of Common Stock. The Board of Directors believes that the amendment to the Articles of Incorporation is in the best interest of the Company and its Shareholders and recommends a vote "FOR" this proposal. The Board believes, if this amendment is not approved, that it would adversly impact the Company's ability to sustain operations and continue in business.

                SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of July 14, 2000, (i) by each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) by each of the Company's directors, (iii) by the four most highly compensated executive officers other than the Chief Executive Officer ("named executive officers"), and (iv) by all named executive officers and directors as a group.

                                                     AMOUNT             PERCENT
NAME                                          BENEFICIALLY OWNED(1,5)  OF CLASS
================================================================================
Richard B. Bein                                      5,500                   *
Edward D. Doherty                                        -                   *
George E. Donlou                                   224,573(2)                *
Ernest P. Esztergar                                552,458(3)                *
John W. Hart                                        87,622(4)                *
William A. Kerr                                    543,613(4)                *
James W. Mahler                                    246,046(4)                *
Ben W. Reppond                                   2,336,365                3.51
Michael L. Rose                                    302,857(4)                *
Joseph A. Savoca                                   690,000(4)             1.03
Jeffrey L. Smith                                   890,460(4)             1.34
John R. Taylor                                     449,311(4)                *
Officers and Directors as a group (12 persons)   6,328,805                9.19
================================================================================

* Less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person or for any other purpose. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The amounts calculated above include the common shares underlying the warrants and options that Messrs. Donlou, Esztergar, Hart, Mahler, Rose, Savoca and Taylor, among other officers, have agreed to escrow for cancellation, for the benefit of the Company. See Section "Interest of Certain Persons in Increasing the Number of Authorized Shares of Common Stock," for additional information.

(2) Represents common shares under warrants or options.

(3) Includes 50,000 common shares issuable upon conversion of 200 convertible preferred shares and 355,000 common shares under warrant and options.

(4) Includes outstanding and exercisable warrants and options to purchase the number of common shares of SGI International Common Stock as follows: Mr. Hart 57,622; Mr. Kerr 105,000; Mr. Mahler 131,433; Mr. Rose 190,244, Mr. Taylor
416,811; Mr. Savoca 640,000, Dr. Smith 125,324.

(5) There are no arrangements known to the Company, including the pledge by any person of securities of SGI, the operation of which may at a subsequent date, result in a change of control of SGI.

                                 OTHER BUSINESS

The Company knows of no other business to be brought before the Special Meeting other than as set forth above.

                                        By Order of the Board of Directors,

                                        /s/ MICHAEL L. ROSE
                                        MICHAEL L. ROSE
                                        Chairman of the Board



                               SGI INTERNATIONAL

                                     Proxy

                               SGI INTERNATIONAL

                               a Utah Corporation

                        SPECIAL MEETING OF SHAREHOLDERS

                              September 18, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Michael L. Rose and John R. Taylor as proxies, each with the power to appoint his or her substitute, and hereby authorized them to represent and vote, as designated below, all of the shares of Common Stock of SGI International, held of record by the undersigned on July 14, 2000, at the Special Meeting of Shareholders to be held on September 18, 2000, or any adjournment thereof.

1. Proposal to Amend the Articles of Incorporation.

_____________ FOR __________AGAINST _______ ABSTAIN

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made this Proxy will be voted for the Proposal.


Dated: ________________________

_______________________________

_______________________________
2nd Signature if held Jointly

_______________________________
Number of Shares

Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the shares are owned by a corporation, sign in the full corporate name by the President or other authorized officer. If the shares are owned by a partnership, sign in the name of the Partnership name by an authorized person. Please mark, sign, date and return the Proxy promptly using the enclosed enveloped.